Exhibit 99.1

PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89169 NYSE: PNK

FOR FURTHER INFORMATION
At the Company – (702) 784-7777:
Dan Lee – Chairman &CEO
Steve Capp – CFO
Carlos Ruisanchez – Strategic Planning & Development
Chris Plant or Lewis Fanger – Investor Relations
Pauline Yoshihashi – Media

PINNACLE ENTERTAINMENT CLOSES ISSUANCE OF
$450 MILLION OF NEW 8.625% SENIOR NOTES

LAS VEGAS, August 10, 2009 – Pinnacle Entertainment, Inc. (NYSE: PNK) announced today that it has closed the previously announced private offering of $450 million aggregate principal amount of new 8.625% senior notes due 2017. The notes were issued at a price of 98.597% of par to yield 8.875% to maturity.

The Company will use a portion of the net proceeds from this offering to repurchase or redeem all of its existing 8.75% senior subordinated notes due 2013, to repay approximately $206 million in revolving credit borrowings under its credit facility and to repurchase or redeem $75 million in aggregate principal amount of its existing 8.25% senior subordinated notes due 2012. The Company intends to redraw revolver borrowings to fund its development projects in the future. The Company will also use the remaining net proceeds from the offering for general corporate purposes, including funding its development projects.

The new senior notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the new senior notes.